NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 12, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

HQ Sustainable Maritime Industries Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-33473

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 132(e) of the NYSE Amex LLC Company Guide (the “Company Guide”) which provides that the Exchange may request any additional information or documentation, public or non-public, deemed necessary to make a determination regarding a security's continued listing, including but not limited to, any material provided to or received from the SEC or other appropriate regulatory authority. A listed company may be delisted if it fails to provide such information within a reasonable period of time or if any communication (including communications made in connection with an initial listing application to the Exchange contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading;

(b)

Sections 134 and 1101 of the Company Guide which requires listed issuers to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system;

(c)

Section 802(a) of the Company Guide which states that at least a majority of the directors on the board of directors of each listed company must be independent directors, unless the issuer is a controlled company, a Smaller Reporting Company or otherwise exempt under Section 801 of the Company Guide;

(d)

Section 803(B)(2)(a) of the Company Guide which states that each issuer must have, and certify that it has and will continue to have, an audit committee of at least three members;

(e)

Section 803(B)(4) of the Company Guide which states that the audit committee of each issuer must have the specific audit committee responsibilities, authority and procedures necessary to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to: (a) registered public accounting firms, (b) complaints relating to accounting, internal accounting controls or auditing matters, (c) authority to engage advisors, and (d) funding as determined by the audit committee;

(f)

Section 1003(d) of the Company Guide which states that the securities of an issuer failing to comply with its listing or other agreements with the Exchange and/or SEC requirements in any material respect (e.g., failure to distribute annual reports when due, failure to report interim earnings, failure to observe Exchange policies regarding timely disclosure of important corporate developments, failure to solicit proxies, issuance of additional shares of a listed class without prior listing thereof, failure to obtain shareholder approval of corporate action where required by Exchange policies, failure to provide requested information within a reasonable period of time or providing information that contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading, etc.) are subject to suspension from dealings and, unless prompt corrective action is taken, removal from listing; and

(g)

Section 1003(f)(iii) of the Company Guide which provides that the Exchange will normally consider suspending dealings in, or removing from the list, a security if the issuer or its management shall engage in operations which, in the opinion of the Exchange, are contrary to the public interest.

2.

The Common Stock (the “Common Stock”) of HQ Sustainable Maritime Industries Inc. (the “Company”) does not qualify for continued listing for the following reason:

(a)

The Company failed to file its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the period ended March 31, 2011 with the SEC.

(b)

The Company is subject to delisting pursuant to Section 132(e) of the Company Guide, which provides that a listed company may be delisted “if any communication…to the Exchange contains a material misrepresentation.”  The Company informed the Staff in a letter dated May 2, 2011 that the former chairman of the Company’s audit committee had initiated an independent review of the Company’s audit process by Latham & Watkins without authorization by the audit committee or the board of directors.  Based upon a review of information provided by the Company and the Company’s former independent auditor, Schwartz Levitsky Feldman LLP (“SLF”), Latham & Watkins was engaged by the audit committee to conduct an independent review of the Company’s audit situation and that the independent review was unanimously approved by the Company’s board.

(c)

The Company is noncompliant with Section 803B(4) of the Company Guide which requires that the audit committee of each issuer must have the specific audit committee responsibilities, authority and procedures necessary to comply with Rule 10A-3(b)(4) and (5) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to authority to engage advisors and funding for compensation to be paid to such advisors as determined by the audit committee.  Specifically, Company management refused to make the retainer payment required in connection with the engagement of Latham & Watkins which was approved by the Company’s audit committee.

(d)

The Company is subject to delisting pursuant to Section 1003(f)(iii) of the Company Guide in that the Company or its management has engaged in operations, which, in the opinion of Staff, are contrary to the public interest.  The Company appears to have consistently acted to obstruct SLF in conducting an audit and, in doing so, acted in a manner that is inconsistent with the public interest in having listed companies make timely filings of required financial information that has been audited in accordance with generally accepted auditing standards.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 1, 2011, the Company was notified by the Exchange that it was not in compliance with Sections 134 and 1101 of the Company Guide due to its failure to file its Form 10-K for the year ended December 31, 2010.  The Company was also advised that its failure to timely file this report was a material violation of its listing agreement with the Exchange and therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a plan of compliance advising the Exchange of actions that it had taken or would take to bring the Company into compliance with Sections 134 and 1101 of the Company Guide by June 30, 2011.

(b)

On April 11, 2011, the Exchange further advised that as a result of the resignation of Mr. Andrew Intrater as an independent non-executive director and chairman of the audit committee effective April 6, 2011 the Company was not in compliance with Sections 802(a) and 803(B)(2)(a) of the Company Guide in that it no longer had a majority of independent directors on its board or the requisite three members on its audit committee.

(c)

On April 18, 2011, the Company submitted a plan of compliance to the Exchange (the “Plan”).  On May 27, 2011, the Exchange notified the Company of an additional instance of non-compliance with Sections 134 and 1101 of the Company Guide in that it failed to file its Form 10-Q for the period ended March 31, 2011.  The Company was given the opportunity to supplement the Plan (the “Revised Plan”) as to how it intended to file its Form 10-K for the year ended December 31, 2010 by June 30, 2011 and Form 10-Q for the period ended March 31, 2011 by July 15, 2011.

(d)

The Company submitted the Revised Plan on June 3, 2011.

(e)

On June 24, 2011, the Exchange notified the Company that it did not make a reasonable demonstration in the Plan and Revised Plan of its ability to regain compliance with Sections 134 and 1101 of the Company Guide and that the Exchange had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated June 24, 2011 also notified the Company of additional deficiencies with respect to Sections 132(e), 803(B)(4) and 1003(f)(iii) of the Company Guide.

(f)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, the Company was given a limited right to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by July 1, 2011.  The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Norbert Sporns, Chief Executive Officer of HQ Sustainable Maritime Industries Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE Amex LLC